Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2018 Second Quarter and First Half Results

•	Second quarter revenue of $17 million

•	Breakeven diluted earnings per share, $0.02 on an adjusted basis

•	Backlog remained steady at $73 million

•	Fiscal 2018 revenue guidance now between $75 and $80 million

BATAVIA, NY, October 25, 2017 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its second quarter and first half year ended September 30, 2017. Graham’s current fiscal year ends March 31, 2018 (“fiscal 2018”).

Net sales in the second quarter of fiscal 2018 were $17.2 million, compared with net sales of $21.1 million in the second quarter of the fiscal year ended March 31, 2017 (“fiscal 2017”). Net income and diluted earnings per share in the fiscal 2018 second quarter were breakeven, compared with $1.3 million, or $0.13 per diluted share, in the prior-year’s second quarter. Excluding restructuring charges, net income for the second quarters of fiscal 2018 and 2017 was $0.2 million and $1.4 million, respectively. On a per diluted share basis excluding restructuring charges, net income was $0.02 and $0.14 for the second quarters of fiscal 2018 and 2017, respectively.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Given the prolonged market downturn and continued uncertainty, we made the difficult decision during our fiscal second quarter to lower our operating costs by reducing our global workforce by an additional 6%. We anticipate an immediate impact from these actions, with about half of the $1.5 million of annualized cost savings expected this fiscal year.”

He continued, “We remain very diligent in our pursuit of strategic acquisitions to further strengthen Graham, and we believe that our strong balance sheet provides us flexibility to pursue that strategy.”

Second Quarter Fiscal 2018 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

The decline in sales during the fiscal 2018 second quarter compared with the prior-year quarter was primarily due to a $4.2 million reduction in sales to the power market to $1.9 million, and a $2.0 million reduction in sales to the refining market to $4.7 million. These declines were partially offset by higher sales to the chemical/petrochemical market and the other commercial, industrial and defense markets, which increased by $0.6 million and $1.7 million, respectively, compared with the prior-year quarter.

From a geographic perspective, the second quarter’s sales decrease can primarily be attributed to a $4.3 million decline in sales to the U.S, to $11.1 million. Sales to international markets increased by $0.4 million, to $6.1 million.

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Second Quarter Fiscal 2018 Operating Performance Review

($ in millions except per share data)	Q2 FY18	Q2 FY17	Change
Net sales	$17.2	$21.1	$(3.9)
Gross profit	$3.8	$5.0	$(1.2)
Gross margin	22.2%	23.7%
Operating profit	$(0.2)	$1.8	$(2.0)
Operating margin	-1.1%	8.3%
Net income	$0.0	$1.3	$(1.3)
Diluted EPS	$0.00	$0.13	$(0.13)
Adjusted net income	$0.2	$1.4	$(1.2)
Non-GAAP diluted EPS	$0.02	$0.14	$(0.12)

Second quarter fiscal 2018 gross profit was negatively impacted by lower sales. Gross margin was also negatively impacted by a weaker mix of projects, as well as under-absorption of overhead costs due to lower sales.

Selling, general and administrative (“SG&A”) expenses of $3.7 million were 16% higher than the prior-year period. SG&A as a percent of sales was 21% in the second quarter of fiscal 2018 compared with 15% in the same prior-year period. The increase was primarily due to insurance proceeds of $0.8 million which benefited the fiscal 2017 second quarter. Excluding this, SG&A expenses in the current quarter were lower than the prior-year period by $0.2 million, almost entirely due to lower sales commissions.

In the second quarter of fiscal 2018, the Company reduced its global headcount by approximately 6% and incurred a $0.3 million pre-tax restructuring charge for severance costs. The annual savings from these reductions are expected to be $1.5 million, half of which is expected to be realized in the second half of fiscal 2018. Graham also incurred a $75 thousand pre-tax restructuring charge in the second quarter of fiscal 2017, reflecting completion of headcount reduction activities which began in fiscal 2017’s first quarter.

To summarize, the decrease in net income during the second quarter compared with the prior-year quarter was primarily driven by lower sales, weaker project mix and the impact of the prior-year insurance proceeds.

Excluding the $0.3 million nonrecurring restructuring charge recorded in the second quarter of fiscal 2018 ($0.2 million net of tax), adjusted net income, a non-GAAP number, was $0.2 million or $0.02 per diluted share.

($ in millions)	Q2 FY18	Q2 FY17	Change
Adjusted EBITDA	$0.7	$2.4	$(1.7)
Adjusted EBITDA margin	4.0%	11.4%

Adjusted EBITDA (defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge where applicable) during the fiscal 2018 second quarter was also negatively impacted by the factors discussed above.

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

First Half Fiscal 2018 Review

	YTD FY18	YTD FY17	Change
($ in millions except per share data)
Net sales	$38.1	$43.5	$(5.4)
Gross profit	$8.7	$9.1	$(0.4)
Gross margin	22.8%	21.0%
Operating profit	$1.0	$1.7	$(0.7)
Operating margin	2.6%	3.8%
Net income	$0.9	$1.4	$(0.5)
Diluted EPS	$0.10	$0.14	$(0.04)
Adjusted net income	$1.2	$1.8	$(0.6)
Non-GAAP diluted EPS	$0.12	$0.19	$(0.07)

International sales were $12.2 million in the first half of fiscal 2018 and represented 32% of total sales, compared with $11.8 million, or 27% of sales, in the same prior-year period. Sales to the U.S. were $25.9 million, or 68% of first half net sales, in fiscal 2018 compared with $31.7 million, or 73% of fiscal 2017 first half net sales.

The decrease in gross profit was primarily due to lower volume stemming from a 12% reduction sales when compared to the same prior-year period, partially offset by the timing of lower overhead costs.

SG&A in the first half of fiscal 2018 was $7.4 million, up 8% or $0.6 million. As a percent of sales, SG&A was 19% in the first half of fiscal 2018 compared with 16% in the same prior-year period. The increase in SG&A resulted from the same factors that impacted the quarterly comparison.

Excluding the $0.3 million nonrecurring restructuring charge recorded in the first half of fiscal 2018, ($0.2 million net of tax), adjusted net income, a non-GAAP number, was $1.2 million or $0.12 per diluted share.

($ in millions)	YTD FY18	YTD FY17	Change
Adjusted EBITDA	$2.4	$3.5	$(1.1)
Adjusted EBITDA margin	6.4%	7.9%

Adjusted EBITDA was impacted by the factors discussed above.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income, Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Capital Readily Available to Pursue Growth Opportunities

Cash, cash equivalents and investments at September 30, 2017 were $72.1 million, down $1.4 million from March 31, 2017. The decrease resulted primarily from lower operating cash flow.

Cash provided by operations in the first half of fiscal 2018 was $0.8 million, compared with $3.3 million in the first half of fiscal 2017. The decrease was primarily the result of timing of working capital utilization and lower net income.

Capital expenditures in the first half of fiscal 2018 were $0.4 million, compared with $0.2 million in the first half of fiscal 2017. The Company expects capital expenditures for fiscal 2018 to be between $2.5 million and $3.0 million. The majority of the Company’s capital investments are expected to be used for productivity enhancements, information technology upgrades and other items.

Dividend payments were $1.8 million in the first half of fiscal 2018, compared with $1.7 million in the first half of 2017.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at September 30, 2017.

Continued Weakness Despite Sequential Increase in Orders

Orders were $17.1 million in the second quarter of fiscal 2018, down 31% from the prior-year’s second quarter. However, second quarter orders were up $6.0 million sequentially from the first quarter of fiscal 2018. In the fiscal 2018 second quarter, orders from U.S. customers were $14.4 million, or 84% of total orders, and orders from international markets were $2.7 million, or 16%. This compares with 74% from the U.S. and 26% from international markets in the second quarter of fiscal 2017.

Graham expects that the balance between domestic and international orders will continue to be variable between quarters.

Backlog at the end of the second quarter of fiscal 2018 was $73.0 million, relatively flat sequentially from the end of the previous quarter, but down $9.6 million from the end of fiscal 2017.

The Company believes that its backlog mix by industry continues to highlight the success of its diversification strategy to increase sales to the U.S. Navy and the power industry. Backlog by industry at September 30, 2017 was approximately:

•	69% for U.S. Navy projects

•	15% for refinery projects

•	6% for chemical/petrochemical projects

•	5% for power projects, including nuclear

•	5% for other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 50% to 55%

•	Within 12 to 24 months: 5% to 10%

•	Beyond 24 months: 35% to 40%

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Revising FY 2018 Guidance

The Company is revising its fiscal 2018 guidance to reflect continued weakness in its markets:

•	Revenue anticipated to be between $75 and $80 million

•	Gross margin expected to be between 21% and 23%

•	SG&A expense expected to be between $15.0 and $15.5 million

•	Effective tax rate anticipated to be between 28% and 30%

Mr. Lines concluded. “Our order activity has remained weak, driving the reduction in our revenue guidance for fiscal 2018. Historically we have been a late cycle business. We are hopeful that we are near the bottom, as strength currently being experienced by early cycle businesses gives us encouragement.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the second quarter fiscal 2018, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET on the day of the teleconference through Wednesday, November 1, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13671702. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski /Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham Corporation

Second Quarter Fiscal 2018

Consolidated Statements of Income – Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,			Six Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Net sales	$17,224	$21,126	(18%)	$38,075	$43,491	(12%)
Cost of products sold	13,394	16,116	(17%)	29,379	34,370	(15%)

Gross profit	3,830	5,010	(24%)	8,696	9,121	(5%)
Gross margin	22.2%	23.7%		22.8%	21.0%

Other expenses and income:
Selling, general and administrative	3,640	3,118	17%	7,263	6,716	8%
Selling, general and administrative – amortization	60	59	2%	118	117	1%
Restructuring charge	316	75	321%	316	630	(50%)

Operating (loss) profit	(186)	1,758	(111%)	999	1,658	(40%)

Operating margin	(1.1%)	8.3%		2.6%	3.8%
Interest income	(162)	(85)	91%	(313)	(172)	82%
Interest expense	2	2	0%	5	4	25%

(Loss) income before provision for income taxes	(26)	1,841	(101%)	1,307	1,826	(28%)
(Benefit) provision for income taxes	(36)	544	(107%)	362	444	(18%)

Net income	$10	$1,297	(99%)	$945	$1,382	(32%)

Per share data:
Basic:
Net income	$0.00	$0.13	(100%)	$0.10	$0.14	(29%)

Diluted:
Net income	$0.00	$0.13	(100%)	$0.10	$0.14	(29%)

Weighted average common shares outstanding:
Basic	9,769	9,724		9,759	9,699
Diluted	9,775	9,728		9,767	9,704
Dividends declared per share	$0.09	$0.09		$0.18	$0.18

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham Corporation

Second Quarter Fiscal 2018

Consolidated Balance Sheets – Unaudited

(Amounts in thousands, except per share data)

	September 30, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$31,102	$39,474
Investments	41,000	34,000
Trade accounts receivable, net of allowances ($101 and $168 at September 30 and March 31, 2017, respectively)	11,347	11,483
Unbilled revenue	12,688	15,842
Inventories	8,403	9,246
Prepaid expenses and other current assets	1,361	681
Income taxes receivable	1,190	—

Total current assets	107,091	110,726
Property, plant and equipment, net	16,453	17,021
Prepaid pension asset	2,818	2,340
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	3,978	4,068
Other assets	275	177

Total assets	$147,853	$151,570

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$108	$107
Accounts payable	7,162	10,295
Accrued compensation	4,761	5,189
Accrued expenses and other current liabilities	3,234	3,723
Customer deposits	12,978	12,407
Income taxes payable	—	317

Total current liabilities	28,243	32,038
Capital lease obligations	91	143
Deferred income tax liability	4,366	4,051
Accrued pension liability	512	467
Accrued postretirement benefits	773	761

Total liabilities	33,985	37,460

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,580 and 10,548 shares issued and 9,769 and 9,740 shares outstanding at September 30 and March 31, 2017, respectively	1,058	1,055
Capital in excess of par value	23,359	23,176
Retained earnings	109,731	110,544
Accumulated other comprehensive loss	(7,954)	(8,434)
Treasury stock (811 and 808 shares at September 30 and March 31, 2017, respectively)	(12,326)	(12,231)

Total stockholders’ equity	113,868	114,110

Total liabilities and stockholders’ equity	$147,853	$151,570

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham Corporation

Second Quarter Fiscal 2018

Consolidated Statements of Cash Flows - Unaudited

(Amounts in thousands)

	Six Months Ended September 30,
	2017	2016
Operating activities:
Net income	$945	$1,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	993	1,048
Amortization	118	117
Amortization of unrecognized prior service cost and actuarial losses	525	695
Stock-based compensation expense	149	234
Loss on disposal or sale of property, plant and equipment	1	1
Deferred income taxes	106	21
(Increase) decrease in operating assets:
Accounts receivable	151	(5,754)
Unbilled revenue	3,186	1,752
Inventories	846	2,950
Prepaid expenses and other current and non-current assets	(774)	(751)
Income taxes receivable	(1,507)	402
Prepaid pension asset	(478)	—
Increase (decrease) in operating liabilities:
Accounts payable	(3,166)	(4,003)
Accrued compensation, accrued expenses and other current liabilities	(864)	170
Customer deposits	560	5,287
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	57	(300)

Net cash provided by operating activities	848	3,251

Investing activities:
Purchase of property, plant and equipment	(431)	(159)
Proceeds from disposal of property, plant and equipment	1	—
Purchase of investments	(25,000)	(24,000)
Redemption of investments at maturity	18,000	30,000

Net cash (used) provided by investing activities	(7,430)	5,841

Financing activities:
Principal repayments on capital lease obligations	(51)	(20)
Issuance of common stock	—	38
Dividends paid	(1,758)	(1,740)
Purchase of treasury stock	(119)	(30)
Excess tax deficiency benefit on stock awards	—	(20)

Net cash used by financing activities	(1,928)	(1,772)

Effect of exchange rate changes on cash	138	(118)

Net (decrease) increase in cash and cash equivalents	(8,372)	7,202
Cash and cash equivalents at beginning of year	39,474	24,072

Cash and cash equivalents at end of period	$31,102	$31,274

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham Corporation

Second Quarter Fiscal 2018

Adjusted Net Income Reconciliation—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended September 30,				Six Months Ended September 30,
	2017		2016		2017		2016
		Per Diluted Share		Per Diluted Share		Per Diluted Share		Per Diluted Share
Net income	$10	$0.00	$1,297	$0.13	$945	$0.10	$1,382	$0.14
+ Restructuring charge	316	0.03	75	$0.01	316	0.03	630	0.06
- Tax effect	(92)	(0.01)	(22)	$—	(92)	(0.01)	(189)	(0.02)

Adjusted net income	$234	$0.02	$1,350	$0.14	$1,169	$0.12	$1,823	$0.19

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because Adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Second Quarter Fiscal 2018

Adjusted EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Net income	$10	$1,297	$945	$1,382
+ Net interest income	(160)	(83)	(308)	(168)
+ Income taxes	(36)	544	362	444
+ Depreciation & amortization	556	583	1,111	1,165
+ Restructuring charge	316	75	316	630

Adjusted EBITDA	$686	$2,416	$2,426	$3,453

Adjusted EBITDA margin %	4.0%	11.4%	6.4%	7.9%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge. Adjusted EBITDA margin is Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA and Adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham Corporation

Second Quarter Fiscal 2018

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q117 Total	Q217 Total	Q317 Total	Q417 Total	FY2017 Total	Q118 Total	Q218 Total
Orders	$14.6	$24.8	$17.7	$9.0	$66.1	$11.1	$17.1
Backlog	$99.9	$104.0	$99.1	$82.6	$82.6	$72.9	$73.0

SALES BY INDUSTRY FY 2018

($ in millions)

FY 2018	Q1 6/30/17	% of Total	Q2 9/30/17	% of Total
Refining	$3.6	18%	$4.7	28%
Chemical/ Petrochemical	$7.2	34%	$5.7	33%
Power	$4.0	19%	$1.9	11%
Other Commercial, Industrial and Defense	$6.1	29%	$4.9	28%

Total	$20.9		$17.2

SALES BY INDUSTRY FY 2017

($ in millions)

FY 2017	Q1 6/30/16	% of Total	Q2 9/30/16	% of Total	Q3 12/31/16	% of Total	Q4 3/31/17	% of Total	FY2017	% of Total
Refining	$7.2	32%	$6.7	32%	$6.3	28%	$4.0	15%	$24.2	26%
Chemical/ Petrochemical	$5.2	23%	$5.1	24%	$4.3	19%	$6.9	27%	$21.5	23%
Power	$4.7	21%	$6.1	29%	$4.4	19%	$4.8	19%	$20.0	22%
Other Commercial, Industrial and Defense	$5.3	24%	$3.2	15%	$7.7	34%	$9.9	39%	$26.1	29%

Total	$22.4		$21.1		$22.7		$25.6		$91.8

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Graham Corporation Reports Fiscal 2018 Second Quarter Results

October 25, 2017

Graham Corporation

Second Quarter Fiscal 2018

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2018

($ in millions)

FY 2018	Q1 6/30/17	% of Total	Q2 9/30/17	% of Total
United States	$14.8	71%	$11.1	65%
Middle East	$0.9	4%	$1.0	6%
Asia	$3.4	16%	$2.6	15%
Other	$1.8	9%	$2.5	14%

Total	$20.9		$17.2

SALES BY REGION FY 2017

($ in millions)

FY 2017	Q1 6/30/16	% of Total	Q2 9/30/16	% of Total	Q3 12/31/16	% of Total	Q4 3/31/17	% of Total	FY2017	% of Total
United States	$16.3	73%	$15.4	73%	$17.5	77%	$20.0	78%	$69.2	75%
Middle East	$1.0	4%	$0.5	2%	$0.8	3%	$0.9	4%	$3.2	4%
Asia	$3.1	14%	$1.2	6%	$1.6	7%	$1.8	7%	$7.7	8%
Other	$2.0	9%	$4.0	19%	$2.8	13%	$2.9	11%	$11.7	13%

Total	$22.4		$21.1		$22.7		$25.6		$91.8

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